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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

Board of Directors
Carolina First Bancshares, Inc.


We consent to the incorporation by reference in the registration statement on Form S-8 of Carolina First Bancshares, Inc., pertaining to the Community Bank & Trust Company new Stock Option Plan, of our report dated January 29, 1998 relating to the consolidated balance sheets of Carolina First Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, included in the December 31, 1997 Annual Report on Form 10-K of Carolina First Bancshares, Inc.



                                       KPMG LLP



Charlotte, North Carolina
March 2, 1999